EXHIBIT 11

                          NORLAND MEDICAL SYSTEMS INC.
              Statement Regarding Computation of Earnings Per Share

Primary Basis:

                                                       For the Year Ended
                                           -------------------------------------------
                                           December 31, 1996         December 31, 1995
                                           -----------------         -----------------
Net income                                     $2,191,374               $2,100,489
Weighted average shares outstanding             6,760,500                4,241,096
Stock options                                     408,371                1,004,139
Weighted average number of common and
common equivalent shares outstanding            7,168,871                5,245,235
Earnings per share                                  $0.31                    $0.40

Fully Diluted Basis:

                                                       For the Year Ended
                                           -------------------------------------------
                                           December 31, 1996         December 31, 1995
                                           -----------------         -----------------

Net income                                     $2,191,374               $2,100,489
Weighted average shares outstanding             6,760,500                4,241,096
Stock options                                     408,371                1,007,088
Weighted average number of common and
common equivalent shares outstanding            7,168,871                5,248,184
Earnings per share                                  $0.31                    $0.40